UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): April 13, 2004

YP CORP.
(Exact name of registrant as specified in charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 654-9646

YP.NET, INC.
(former name)

Item 7. Exhibits.

Exhibit No.	Item

10	Loan and Security Agreement

Item 9. Regulation FD Disclosure

1. Revolving Credit Facility. On April 13, 2004, YP Corp., a Nevada corporation (the "Registrant") entered into a one year, renewable revolving credit facility agreement (the "Agreement") with Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch") for a maximum principal amount of $1,000,000. A copy of the Agreement is attached as Exhibit 10. Advances may be drawn and repaid, from time to time, under the Agreement. The Registrant may request advances under the Agreement up to the full amount of the line. Interest on outstanding advances is payable monthly in arrears at the per annum rate of the one-month LIBOR as published in The Wall Street Journal, plus 3.0%. Outstanding advances are secured by all existing and after-acquired tangible and intangible assets of the Registrant located in the United States.

The Registrant paid Merrill Lynch a $10,000 fee in connection with the initiation of the credit facility. A $10,000 line maintenance fee is payable to Merrill Lynch upon each annual renewal of the line of credit. At this time, the Registrant does not have any current plans to draw down any funds under the credit facility.

2.   Loan Covenants. The Agreement requires that the Registrant's "Leverage Ratio" (total liabilities to tangible net worth) shall not exceed 1.50 to 1.00; that the Registrant's "Fixed Charge Ratio" (earnings before interest, taxes, depreciation, amortization and other non-cash charges minus any internally financed capital expenditures divided by the sum of debt service, rent under capital leases, income taxes and dividends) may not be less than 1.50 to 1.00 as determined quarterly on a 12-month trailing basis as set forth in the Registrant's quarterly financial statements relative to its United States operations. Additional covenants governing permitted indebtedness, liens, and protection of collateral are included in the Agreement.

3.   Termination Provisions. The Registrant may terminate the Agreement at any time by paying off all outstanding indebtedness and any other payments due to Merrill Lynch thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP

Date: Date: April 30, 2004	By:	/s/ ANGELO TULLO
Angelo Tullo,
Title Chief Executive Officer

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